Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               HAGLER BAILLY, INC.

     Hagler Bailly, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such resolutions to be considered at a special meeting of the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED FURTHER, that the Board of Directors of the Company hereby approves and adopt the following amendment (the "Certificate Amendment") to the relevant part of Article 4 of the Company's Amended and Restated Certificate of Incorporation;

     "4. Capital Stock. The total number of shares of all classes of the capital stock which the Corporation shall have authority to issue is:

     50,000,000 shares, par value one cent ($0.01) per share of Common Stock"

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the special meeting of shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which the necessary number of shares as required by statute was voted in favor of the amendment.

     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Henri-Claude A. Bailly, its President and Chief Executive Officer, and attested by Stephen V.R. Whitman, its Vice President and General Counsel, this 11th day of September 1998.

                                 HAGLER BAILLY

                                 By: /s/ Henri-Claude Bailly
                                         Henri-Claude A. Bailly
                                         President and Chief
                                         Executive Officer


                                 ATTEST:  /s/ Stephen V.R. Whitman
                                              Stephen V.R. Whitman
                                              Vice President and
                                              General Counsel